January 22, 1998

      DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 1997 RESULTS

KANSAS CITY, MO (January 22, 1998)--DST Systems, Inc. ("DST") announces financial results for the three months and year ended December 31, 1997.

Quarter Ended December 31, 1997
For the quarter ended December 31, 1997, DST consolidated net income increased 35.5% to $16.0 million, resulting in "basic" earnings per share of $.33, as compared to $11.8 million, or "basic" earnings per share of $.24, for the quarter ended December 31, 1996. Under accounting standards which became effective for year-end 1997 reporting, companies must now report earnings per share in two ways, basic and diluted. Basic earnings per share uses actual weighted average shares outstanding, the method historically used by DST. Diluted earnings per share incorporates the effect of options and other rights which may result in the issuance of shares. Diluted earnings per share were $.32 for the quarter verses $.24 for the prior year quarter.

Consolidated revenues for the quarter ended December 31, 1997 totaled $176.7 million, an increase of 14.9% over the prior year quarter. U.S. revenues increased 10.6% over the prior year quarter to $144.8 million. Mutual fund shareowner accounts serviced increased during the quarter 4.4% to 45 million accounts at December 31, 1997. Mutual fund shareowner accounts increased 9.5% for the full year 1997. Accounts serviced at December 31, 1997 include approximately 900,000 accounts of the Invesco Fund Group, which became a remote processing client during the fourth quarter 1997. Included in the 45 million year-end account total is one million accounts which are scheduled to be internalized by Prudential in the first quarter 1998. Output services pages printed increased 10.4% over the prior year quarter to 372 million pages, and DBS Systems Corp. (DBS) revenues increased.

International revenues increased 39.8% over the prior year quarter to $31.9 million for the quarter ended December 31, 1997, driven by increases in investment accounting and Automated Work DistributorTM(AWD(R)) license and service revenues, and revenues from DST Catalyst, Inc., which was acquired in August 1997.

Consolidated income from operations totaled $26.0 million for the quarter ended December 31, 1997, an increase of 39.7% over the prior year, resulting in a consolidated operating margin of 14.7%. U.S. income from operations rose 33.9% to $24.3 million for the current quarter derived primarily from higher mutual fund and DBS revenues and lower depreciation and amortization costs, which were partially offset by a 14.6% increase in personnel costs. International income from operations increased $1.2 million from the prior year quarter to $1.7 million, principally from increased investment accounting and AWD software and service revenues.

Equity in earnings of unconsolidated affiliates was a loss of $2.7 million, compared to income of $.5 million for the prior year quarter. This decline was due to a $3.3 million increased loss (DST's share) over the prior year quarter at European Financial Data Services, Ltd. (EFDS) where development costs of the new FAST2000 software continue. Fourth quarter 1997 EFDS results included a write-off of $1.0 million (DST's share) of costs associated with software and hardware which will be replaced by FAST2000 in 1998. EFDS fourth quarter 1997 costs were also impacted by business growth as accounts serviced totaled 988,000 at December 31, 1997, an increase of 191,500 accounts during the quarter. Higher operating earnings were recorded at Boston Financial Data Services, Inc. (BFDS) before certain non-recurring costs in its Canadian operations. Higher earnings were recorded at Argus Health Systems, Inc.

DST's effective income tax rate was 29.6% for the 1997 quarter, as compared to 34.9% for the 1996 quarter. The decrease in the effective tax rate in fourth quarter 1997 over the 1996 quarter was primarily due to increased tax benefits associated with international operations.

Year Ended December 31, 1997
For the year ended December 31, 1997, net income increased 33.9% to $59.0 million, or basic earnings per share of $1.20, as compared to $44.0 million or basic earnings per share of $.88 for the prior year, after eliminating all Continuum related equity in earnings, gains and charges. Diluted earnings per share was $1.18 for 1997 verses $.88 for 1996.

Consolidated revenues for the year ended December 31, 1997 increased 12.0% over the prior year to $650.7 million. U.S. revenues increased 10.7% to $549.8 million, primarily from increased numbers of mutual fund accounts serviced, AWD workstations licensed, output pages printed and DirecTV subscribers supported. International revenues for the year increased 19.6% to $100.9 million, from increased AWD and investment accounting software and services, and Canadian mutual fund processing volumes.

1997 consolidated income from operations was $92.2 million, an increase of $21.5 million, or 30.5%, over the comparable 1996 period (excluding from 1996 expenses the one-time $13.7 million ESOP contribution associated with the Continuum/CSC merger). Consolidated operating margin rose to 14.2% in 1997.

1997 equity in earnings of unconsolidated affiliates declined $2.2 million from the prior year (excluding equity in earnings of Continuum from 1996 results) as a result of the increased losses at EFDS, partially offset by improved earnings at BFDS and Argus. Gains on sales of equity investments were $1.5 million in 1997 primarily from the sale of First of Michigan, and $223.4 million in 1996, from the Continuum/CSC merger. DST's effective tax rate for 1997 was 32.9%, versus 35.2% in 1996, excluding the effects of Continuum.

Other Actions
During the quarter ended December 31, 1997, DST repurchased 150,000 shares of its common stock under its 1.2 million share repurchase program. DST has repurchased 600,000 shares in 1997 and a total of one million shares since the program commenced. On January 21, 1998, DST common stock was listed on the Chicago Stock Exchange, in addition to its primary listing on the New York Stock Exchange.


                                DST SYSTEMS, INC.
                   Condensed Consolidated Statement of Income
                    (In thousands, except earnings per share)
                                   (unaudited)

                                                     For the Three Months                For the Year
                                                       Ended December 31,              Ended December 31,
                                                 -----------------------------   -----------------------------
                                                     1996            1997            1996           1997
                                                     ----            ----            ----           ----

Revenues                                             $ 153,761      $ 176,737       $ 580,808       $ 650,678

Costs and expenses                                     114,266        129,955         431,563         479,103
Depreciation and amortization                           20,888         20,785          78,572          79,335
Other expenses                                                                         13,700
                                                 --------------  -------------   -------------  --------------

Income from operations                                  18,607         25,997          56,973          92,240
Interest expense                                        (1,829)        (1,663)         (6,940)         (7,670)
Other income, net                                        1,352          1,033           4,176           4,020
Gains on sale of equity investments                                                   223,438           1,464
Equity in earnings (losses) of
     unconsolidated affiliates                             518         (2,702)         (4,028)         (1,345)
                                                 --------------  -------------   -------------  --------------

Income before income taxes and
     minority interest                                  18,648         22,665         273,619          88,709
Income taxes                                             6,511          6,715         105,920          29,178
                                                 --------------  -------------   -------------  --------------
Income before minority interest                         12,137         15,950         167,699          59,531
Minority interest                                          309            (73)            497             534
                                                 --------------  -------------   -------------  --------------

Net income                                            $ 11,828       $ 16,023       $ 167,202        $ 58,997
                                                 ==============  =============   =============  ==============

Weighted average common shares outstanding              49,679         49,099          49,871          49,308
Basic earnings per share                                $ 0.24         $ 0.33          $ 3.35          $ 1.20
Diluted earnings per share                              $ 0.24         $ 0.32          $ 3.32          $ 1.18


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol:  DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer